As filed with the Securities and Exchange Commission on November 2, 2005

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LADISH CO., INC.
(Exact name of registrant as specified in its charter)

Wisconsin	31-1145953
(State or other jurisdiction of	(I. R. S. Employer
incorporation or organization)	Identification No.)

5481 S. Packard Avenue
Cudahy, Wisconsin 53110
(414) 747-2611
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Wayne E. Larsen
Vice President Law/Finance & Secretary
5481 S. Packard Avenue
Cudahy, Wisconsin 53110
(414) 747-2611
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:
John M. Olson
Foley &Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-2400

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock,	2,000,000 shares	$19.86	$39,720,000	$4.675.05
$0.01 par value

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for purposes of calculating the registration fee, based on the average of the high and low prices of the common stock of Ladish Co., Inc. on NASDAQ on October 31, 2005.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2005

PROSPECTUS

2,000,000 Shares

LADISH CO., INC.

Common Stock

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time sell up to 2,000,000 shares of our common stock. Each time we sell common stock, we will provide you with a prospectus supplement that will contain more specific information about the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Information Incorporated by Reference” and “Where You Can Find More Information.”

        Our common stock is traded on NASDAQ under the symbol “LDSH.” On October 31, 2005, the closing sale price of our common stock was $19.99 per share.

        Investing in our common stock involves risks. Before buying any shares, you should read the discussion of material risks of investing in our common stock incorporated by reference herein or contained in any accompanying prospectus supplement. See “Risk Factors,” beginning on page 4.

        The common stock may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information or the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any common stock to which this prospectus relates, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds, if any, we expect to receive from such sale will also be set forth in a prospectus supplement.

        Our principal executive offices are located at 5481 South Packard Avenue, Cudahy, Wisconsin 53110, and our telephone number is (414) 747-2611.

_________________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is ____________, 2005

_________________

        Unless the context otherwise requires, reference in this prospectus to “we,” “us,” “our” or “ours” refer collectively to Ladish Co., Inc. and its subsidiaries.

        No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time after the date of such information.

FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference forward-looking statements that involve risks and uncertainties. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of those safe harbor provisions. These forward-looking statements are often accompanied by words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “goal,” “may,” “will,” “could” and similar expressions. These statements include, without limitation, statements about our plans and expectations for improving our capital position and operating results, or market opportunities, our growth strategies, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. We caution investors that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance.

        Our actual results may differ from projections or estimates due to a variety of important factors. Our results of operations and projections of future earnings depend in large part on accurately predicting and effectively managing our business. A variety of factors may in the future affect our operating results, including:

•	Market conditions and demand for our products
•	Interest rates and capital costs
•	Unstable governments and business conditions in emerging economies
•	Health care costs
•	Legal, regulatory and environmental issues, including the documentation for Section 404 of the Sarbanes-Oxley Act
•	Competition
•	Technologies
•	Raw material and energy prices
•	Taxes

        Due to these factors and risks, no assurance can be given with respect to our future sales or our ability to control our future costs.

LADISH CO., INC.

        We engineer, produce and market high-strength, high-technology forged and cast metal components for a wide variety of load-bearing and fatigue-resisting applications in the jet engine, aerospace and industrial markets. Approximately 92% of our 2004 revenues were derived from the sale of jet engine parts, missile components, landing gear, helicopter rotors and other aerospace products. Approximately 34% of our 2004 revenues were derived from sales, directly or through prime contractors, under United States government contracts, primarily covering defense equipment. Although no comprehensive trade statistics are available, based on its experience and knowledge of the industry, management believes that we are the second largest supplier of forged and cast metal components to the domestic aerospace industry, with an estimated 20% market share in the jet engine component field.

        We market our products primarily to manufacturers of jet engines, commercial business and defense aircraft, helicopters, satellites, heavy-duty off-road vehicles and industrial and marine turbines. The principal markets served are jet engine, commercial aerospace (defined by us as satellite, rocket and aircraft components other than jet engines) and general industrial products.

        We offer one of the most complete ranges of forging, investment casting and precision machining services in the world. We employ all major forging processes, including open and closed-die hammer and press forgings, as well as ring-rolling, and also produce near-net shape aerospace components through isothermal forging and hot-die forging techniques. Closed-die forging involves hammering or pressing heated metal into the required shape and size by utilizing machined impressions in specially prepared dies which exert three-dimensional control on the heated metal. Open-die forging involves the hammering or pressing of metal into the required shape without such three-dimensional control, and ring-rolling involves rotating heated metal rings through presses to produce the desired shape. Investment casting involves the creation of precise wax molds which are dipped, autoclaved and cast to create near-net components for the aerospace industry.

        Much of our business is capital intensive, requiring large and sophisticated forging, casting and heating equipment and extensive facilities for inspection and testing of components after formation. Ladish believes that it has the largest forging hammer and largest ring-roll in the world at its plant in Cudahy, Wisconsin. Its largest counterblow forging hammer has a capacity of 125,000 mkg (meter-kilograms), and its ring-rolling equipment can produce single-piece seamless products that weigh up to 350,000 pounds with outside diameters as large as 28 feet and face heights up to 10 feet. Our 4,500-ton and 10,000-ton isothermal presses can produce forgings, in superalloys as well as titanium, that weigh up to 2,000 pounds. Much of the equipment has been designed and built by Ladish. We also maintain such auxiliary facilities as die-sinking, heat-treating and machining equipment and produce most of the precision dies necessary for our forging operations. We consider such equipment to be in good operating condition and adequate for the purposes for which it is being used.

RISK FACTORS

        Investing in our common stock involves risks. Before buying any shares, you should read the discussion of the material risks of investing in our common stock set forth below, contained in our annual and other reports filed with the Securities and Exchange Commission and incorporated by reference herein, as well as in any accompanying prospectus supplement.

Risks Related to Our Business

Cyclicality of the Aerospace and Jet Engine Industries

        Substantially all of our revenues are derived from the aerospace and jet engine industries, which are cyclical in nature and subject to changes based on general economic conditions, airline profitability, passenger ridership and international relations. The duration and severity of upturns and downturns in these industries are influenced by a variety of factors, including those set forth herein. Accordingly, they cannot be predicted with any certainty. Historically, orders for new commercial aircraft and related commercial aerospace components have been driven by the operating profits or losses of commercial airlines. Purchases by customers in the military aerospace sector are dependent upon defense budgets. Events adversely affecting the aircraft industry, such as cyclical overcapacity and inability to maintain profitable fare structures, would likely have a material adverse effect on our financial condition and results of operations.

Reduction in Government Spending

        Since 2002, almost one-third of our revenues have been derived from the government-sponsored aerospace industry, an industry that is dependent upon government budgets and, in particular, the United States government budget. There can be no assurance that U.S. defense and space budgets and the related demand for defense and space equipment will continue or that sales of defense and space equipment to foreign governments will continue at present levels.

Competition

        The sale of metal components for the aerospace, jet engine and industrial markets is highly competitive. Many products we manufacture are readily interchangeable with the products manufactured by our competitors. Many of our products are sold under long-term contracts which are bid upon by several suppliers. Our principal competitor, Precision Castparts Corporation, is a substantially larger business and has greater financial resources.

Reliance on Major Customers

        Our three largest customers accounted for approximately 52% of our revenues in 2004 and 56% in 2003. Because of the small number of customers for some of our principal products, those customers exercise significant influence over our prices and other terms of trade. The loss of any of our largest customers could have a material adverse effect on our financial condition and results of operations.

Dependence on Key Personnel

        We have been and continue to be dependent on certain key management personnel. Our ability to maintain our competitive position will depend, in part, upon our ability to retain these key managers and to continue to attract and retain highly qualified managerial, manufacturing and sales and marketing personnel. There can be no assurance that the loss of key personnel would not have a material adverse effect on our results of operations or that we will be able to recruit and retain such personnel.

Product Liability Exposure

        We produce many critical engine and structural parts for commercial and military aircraft and for other specialty applications. As a result, we have an inherent risk of exposure to product liability claims. We currently maintain product liability insurance, but there can be no assurance that insurance coverage will continue to be available on terms acceptable to us or that such coverage will be adequate for any liabilities that might be incurred.

Availability and Price of Raw Materials

        The largest single component of our cost of goods sold is raw material costs. We manufacture products in a wide variety of specialty metals and alloys, some of which can only be purchased from a limited number of suppliers. For example, on August 26, 2005, Precision Castparts Corporation, a competitor of ours, announced a definitive agreement to acquire Special Metals Corporation, a minor division of which is a significant supplier of critical materials to Ladish. The transaction is subject to Hart-Scott-Rodino and other regulatory approvals. We are currently evaluating whether, if this transaction occurs, it will have any impact on our business.

        We hold limited quantities of raw materials in inventory but, for the principal part of our business, we seek to procure delivery of raw materials in quantities and at times matching customers’ orders. We, along with other entities in the industry, have experienced periods of increased delivery times for nickel-based and titanium alloys and certain stainless steels, which account for a significant portion of our raw materials. Significant scarcity of supply of raw materials used by us could have a material adverse effect on our results of operations by affecting both the timing of delivery and the cost of purchasing such materials. Many of our products are sold pursuant to long-term agreements with our customers, which currently provide us the right to pass through material cost increases. Any inability to obtain such rights in future long-term agreements could have a material adverse effect on our results of operations.

Labor Contracts

        Approximately 49% of our employees are represented by seven collective bargaining units. Contracts are typically renegotiated every three years with each union. While we do not expect that work stoppages will arise in connection with the renewal of labor agreements expiring in the foreseeable future, no assurance can be given that work stoppages will not occur. An extended or widespread work stoppage could have a material adverse effect on our results of operations.

Pension and Other Postretirement Benefit Obligations

        Many of our employees are eligible to participate in various Company-sponsored pension plans. In addition to pension benefits, we provide health care and life insurance benefits to our eligible employees and retirees. The pension benefits have been and will continue to be funded through contributions to pension trusts, while health care and life insurance benefits are paid as incurred.

        We have several pension plans, certain of which are underfunded. The aggregate actuarially determined liability recorded for these pension plans on the balance sheet at December 31, 2004 was approximately $27 million.

        The actuarially determined liability recorded for postretirement health care and life insurance benefits on the balance sheet at December 31, 2004 was approximately $38 million on an actuarial basis and will be paid as incurred.

Compliance with Environmental and Other Government Regulations

        Our operations are subject to extensive environmental, health and safety laws and regulations promulgated by federal, state and local governments. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. The nature of our business exposes us to risks of liability due to the use and storage of materials that can cause contamination or personal injury if released into the environment. In addition, environmental laws may have a significant effect on the nature, scope and cost of cleanup of contamination at operating facilities. It is difficult to predict the future development of such laws and regulations or their impact on future earnings and operations, but we anticipate that these standards will continue to require continued capital expenditures. There can be no assurance that we will not incur material costs and liabilities in the future relating to environmental matters.

Net Operating Loss Carryforwards

        At December 31, 2004, we had approximately $42.8 million of net operating loss (“NOL”) carryforwards for federal income tax purposes, of which approximately $14.9 million are restricted due to the 1993 change of ownership of Ladish in connection with our financial restructuring through Chapter 11 proceedings and $4.3 million are restricted due to the 1998 initial public offering of securities. To the extent we generate taxable income, these NOL carryforwards will reduce our federal income taxes in future years, and therefore increase our after-tax cash flow. Should we fail to generate sufficient taxable income to utilize the NOL carryforwards we could be forced to establish a valuation allowance to reduce all or a portion of the $15.0 million of deferred tax assets related to those NOL carryforwards.

Risks Related to Significant Price Concessions to Our Customers and Increased Pressure to Reduce Our Costs

        We are subject to substantial competition in all of the markets we serve, and we expect this competition to continue. As a result, we have made significant price concessions to our customers in the aerospace and industrial markets in recent years, and we expect customer pressure for price concessions to continue. Maintenance of our profitability will depend, in part, on our ability to sustain a cost structure that enables us to be cost-competitive. If we are unable to adjust our cost relative to our pricing, or if we are unable to continue to compete effectively, our business will suffer.

Our Business is Affected by Federal Rules, Regulations and Orders Applicable to Government Contractors

        A number of our products are manufactured and sold under U.S. government contracts or subcontracts. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds.

Risks Associated with International Operations

        We purchase products from and supply products to businesses located outside of the United States. In fiscal 2004, approximately 49% of our total sales were attributable to non-U.S. customers. A number of risks inherent in international business could have a material adverse effect on our future results of operations, including:

•	currency fluctuations;

•	general economic and political uncertainties and potential for social unrest in international markets;

•	limitations on our ability to enforce legal rights and remedies;

•	changes in trade policies;

•	tariff regulations;

•	difficulties in obtaining export and import licenses; and

•	the risk of government financed competition.

Our Business Involves Risks Associated with Complex Manufacturing Processes

        Our manufacturing processes depend on certain sophisticated and high-value equipment, such as some of our forging presses for which there may be only limited or no production alternative. Unexpected failures of this equipment may result in production delays, revenue loss and significant repair costs. In addition, equipment failures could result in injuries to our employees. Moreover, the competitive nature of our business requires it continuously to implement process changes intended to achieve product improvements and manufacturing efficiencies. These process changes may at times result in production delays, quality concerns and increased costs. Any disruption of operations at our facilities due to equipment failures or process interruptions could have a material adverse effect on our business.

Acquisitions

        We expect that we will continue to make acquisitions of, investments in, and strategic alliances with complementary businesses, products and technologies to enable us to add products and services for our core customer base and for related markets, and to expand our business geographically. The success of this acquisition strategy will depend on our ability to: identify suitable businesses to buy; negotiate the purchase of those businesses on terms acceptable to us; complete the acquisitions within our expected time frame; improve the results of operations of the businesses that we buy and successfully integrate their operations into our own; and avoid or overcome any concerns expressed by regulators.

        We may fail to properly complete any or all of these steps. We may not be able to find appropriate acquisition candidates, acquire those candidates that we do find, obtain necessary permits or integrate acquired businesses effectively and profitably.

        Some of our competitors are also seeking to acquire similar businesses, including competitors that have greater financial resources than we do. Increased competition may reduce the number of acquisition targets available to us and may lead to less favorable terms as part of any acquisition, including higher purchase prices. If acquisition candidates are unavailable or too costly, we may need to change our business strategy.

        We also cannot be certain that we will have enough capital or be able to raise enough capital on reasonable terms, if at all, to complete the purchases of the businesses that we want to buy. Our credit facility limits our ability to make acquisitions. Our lender may object to certain purchases or place conditions on them that would limit their benefit to us.

        If we are unsuccessful in implementing our acquisition strategy for the reasons discussed above or otherwise, our financial condition and results of operations could be materially adversely affected.

Risks Related to our Common Stock and this Offering

Volatile Stock Prices

        Our common stock price has fluctuated in the recent past. In addition, market prices for securities of companies in our industry have been volatile and may continue to be so in the future. As a result of these fluctuations in the price of our common stock, you may not be able to sell your common stock at or above the price you pay for it in the offering.

No Intent to Pay Cash Dividends on Common Stock in the Foreseeable Future

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors.

USE OF PROCEEDS

        Unless otherwise stated in the applicable prospectus supplement, we intend to use all or a portion of the net proceeds from the sale by us of common stock offered by this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of outstanding indebtedness, the purchase of our common shares, capital expenditures, mergers, acquisitions and other strategic investments. We have not made specific allocations of the proceeds for such purposes at this time.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on NASDAQ under the symbol “LDSH.” The following table sets forth the per share high and low closing prices for our common stock as reported on NASDAQ for the periods presented, along with the cash dividends paid per share for those periods.

	High	Low	Cash Dividends Paid
2003:
First Quarter	$ 8.35	$ 4.45	--
Second Quarter	$ 7.02	$ 4.40	--
Third Quarter	$ 7.33	$ 5.60	--
Fourth Quarter	$ 8.27	$ 6.12	--
2004:
First Quarter	$ 9.45	$ 7.50	--
Second Quarter	$ 9.70	$ 8.07	--
Third Quarter	$ 9.60	$ 8.00	--
Fourth Quarter	$11.70	$ 9.72	--
2005:
First Quarter	$12.22	$10.40	--
Second Quarter	$12.36	$ 9.80	--
Third Quarter	$18.14	$ 9.99	--
Fourth Quarter (through October 31, 2005)	$20.80	$17.44	--

        As of October 31, 2005, there were 52 shareholders of record of our common stock. Based on information obtained from our transfer agent and from participants in security position listings and otherwise, we have reason to believe there are more than 1,200 beneficial owners of shares of our common stock.

DIVIDEND POLICY

        We do not currently pay cash dividends and we do not plan to declare or pay any dividends in the foreseeable future, but will instead retain cash for working capital needs, for possible acquisitions, to reduce outstanding debt or for other corporate purposes.

PLAN OF DISTRIBUTION

        We may sell the shares of common stock covered by this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement will describe the terms of any offering of shares of the common stock, including:

•	the name or names of the underwriters, if any;
•	the purchase price of the common stock and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional common stock from us;
•	any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;
•	the public offering price, if applicable; and
•	any discounts or concessions allowed or reallowed or paid to dealers.

        If underwriters are used in a sale, they will acquire the shares of common stock for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters may be obligated to purchase all of the shares of common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

        We may sell the common stock directly or through agents we may designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

        Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to any such contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payment that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        In connection with any underwritten offering covered by a supplement to this prospectus, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include establishing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Short sales may be either “covered short sales” or “naked short sales.” Covered short sales are sales made in an amount not greater than the underwriter’s over-allotment option to purchase additional shares in this offering. An underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. An underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if an underwriter is concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase our common stock in this offering.

        The underwriters, if any, also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a managing underwriter (if there is one), on behalf of the underwriters, has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        These activities by underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on NASDAQ or otherwise.

        In compliance with National Association of Securities Dealers, Inc., or “NASD,” guidelines, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

        The validity of our common stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin.

EXPERTS

        The consolidated financial statements of Ladish Co., Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

        We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;
•	we are disclosing important information to you by referring you to those documents; and
•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of our common stock:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, as amended by our Form 10-K/A Amendment No. 1 and our Form 10-K/A Amendment No. 2;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;
•	Our Current Reports on Form 8-K dated February 14, 2005, July 21, 2005, September 21, 2005 and September 26, 2005;
•	The description of our Common Stock contained in our Registration Statement on Form S-1, filed with the SEC on December 23, 1997, as amended, including any amendment or report filed for the purpose of updating such information.

        You may request a copy of any of these filings, including exhibits, at no cost by writing to or calling Ladish Co., Inc., Attn: Corporate Secretary, 5481 South Packard Avenue, Cudahy, Wisconsin 53110, phone number (414) 747-2611.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offering by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the Internet at a web site maintained by the SEC located at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses to be borne by the Registrant in connection with the sale and distribution of the securities being registered hereby.

Securities and Exchange Commission registration fee	$4,675.05
Accounting fees and expenses	100,000.00
Legal fees and expenses	100,000.00
NASD Fee	2,918.00
Miscellaneous	2,406.95

Total	$210,000.00

Item 15.     Indemnification of Directors and Officers

        Under Ladish’s Amended and Restated Bylaws and Wisconsin law, Ladish’s directors and officers are entitled to mandatory indemnification from Ladish against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person’s duties to Ladish and such breach or failure constituted: (i) a willful failure to deal fairly with Ladish or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of criminal law, unless the director or officer has reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Wisconsin law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

        Under Wisconsin law, unless its Amended and Restated Articles of Incorporation provide otherwise, directors of Ladish are not subject to personal liability to Ladish, its shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; or (iv) willful misconduct. Ladish’s Amended and Restated Articles of Incorporation do not limit a director’s immunity provided by Wisconsin law. The above provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equity relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

Item 16.     Exhibits

Exhibit
Number	Description

1.1	Form of Purchase Agreement (to be filed by amendment or under subsequent Current Report on Form 8-K).

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1 hereto).

24.	Powers of Attorney (included on signature page hereof).

Item 17.     Undertakings

    (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

providing, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

    (b)        The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d)        The undersigned registrant hereby undertakes that:

    (1)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cudahy, State of Wisconsin, November 1, 2005.

LADISH CO., INC.
By: /s/ Kerry L. Woody
Kerry L. Woody
President and
Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Kerry L. Woody, Wayne E. Larsen, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Kerry L. Woody	President and Chief Executive Officer	November 1, 2005
Kerry L. Woody	(Principal Executive Officer),
Director
/s/ Wayne E. Larsen	Vice President Law/Finance &	November 1, 2005
Wayne E. Larsen	Secretary (Principal Financial and
Accounting Officer)
/s/ Lawrence W. Bianchi	Director	October 29, 2005
Lawrence W. Bianchi
/s/ James C. Hill	Director	October 31, 2005
James C. Hill
/s/ Leon A. Kranz	Director	October 27, 2005
Leon A. Kranz
/s/ J. Robert Peart	Director	October 28, 2005
J. Robert Peart
/s/ John W. Splude	Director	October 31, 2005
John W. Splude

S-1

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Purchase Agreement (to be filed by amendment or under subsequent Current Report on Form 8-K).

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1 hereto).

24.	Powers of Attorney (included on signature page hereof).

E-1